Exhibit 99.2

Z-TEL

Moderator: Trey Davis
November 11, 2004
4:00 pm CT

Scott Brittain:	Good afternoon and welcome to Z-Tel’s Third Quarter 2004 conference call. Today’s call is being recorded, and will be available for replay beginning today and through November 18 by dialing (888) 203-1112. Confirmation number for the replay is 865701. The replay will also be available beginning later today at the company’s Web site, ztel.com, as well as at fulldisclosure.com. Please note that the content of this Web cast contains time sensitive information that is accurate as of the day of the live broadcast, November 11, 2004.

This conference call may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements, among others, regarding Z-Tel’s expected quarterly and annual financial performance for fiscal 2004. For this purpose, any statements made during this call that are not statements of historical fact may be deemed to be forward looking statements.

Without limiting the foregoing discussions of forecasts, estimates, targets, plans, beliefs and expectations and the like are intended to identify forward looking statements. You are hereby cautioned that these statements may be affected by important factors, among others, set forth in Z-Tel’s filings with the Securities and Exchange Commission, and in its news release issued this afternoon. Consequently, actual operations and results may differ materially from the results discussed in the forward looking statements. The company undertakes no obligation to update any forward looking statements, whether as a result of new information, future events, or otherwise.

To the extent any non-GAAP financial measure is discussed in today’s call, you may also find a reconciliation of that measure to the most directly comparable financial measure calculated according to GAAP on the company’s Web site by clicking the Investor Relations pull-down tab under Learn, and then clicking Press Releases to locate today’s release, or other related information may appear under Overview.

At this time, for opening remarks I would like to turn the conference over to the company’s Chief Executive Officer and Chief Financial Officer, Mr. Trey Davis. Please go ahead, sir.

Trey Davis:	Good afternoon. Recent history has seen our company go through a very significant change. In particular, in the past two and a half months, we have gone through a management change, have begun to implement a cost restructuring plan, have reprioritized our company’s business objectives, and have nearly completed a full recapitalization initiative.

Clearly, our new management team has had many issues to address over a relatively short period of time, and I would like to thank them for the collective achievements that have already been completed, and for the work that continues to be done which promises to make our company successful in the 2005 and beyond.

With that said, I would like to turn our company’s reported financial results for the quarter ended September 30, and then, perhaps more importantly, take a few moments to summarize where we currently are as a company and what can be expected from us during the fourth quarter and into 2005.

During the third quarter, Z-Tel reported total revenue of just under $61 million. This was composed roughly of $41 million of retail revenue, and just under $20 million of wholesale services revenue. Of the third quarter wholesale services revenue, Sprint accounted for the majority of the total.

On the retail side of our business, during the third quarter average monthly revenue per average (GNEP) residential line service totaled about $65.00, and on the business side, the monthly (ARPOO) experience was approximately $45.00. (ARPOO) for the typical business line is generally less than what is achievable on the consumer side of our business, as not all of the business lines include long distance usage and most business accounts involve multi-line commitments and extended term contracts in exchange for additional discounts.

The company’s retail gross margin was just a shade under 48% during the third quarter. This excluded the company’s wholesale business unit, and equated to a retail gross profit of about $19.7 million for the 90-day period. With respect to the (GNEP) standalone portion of our business, the company reported a gross profit of about $18.2 million during the quarter, or slightly over 46% of applicable revenue.

During the third quarter, the company recorded about $33.2 million of cash operating expense. Cash operating expense defined as total cash operating expense excluding network-related expense and bad debt expense. Included within this total figure was a non-recurring charge of about $3.2 million that was recorded in connection with a reduction in work force that was implemented on September 1.

As well, about $6.1 million of wholesale pass through expense was included in this total reported figure. Adjusting for these two items, the company’s normalized core cash spend of $24 million for the quarter compared favorably to other recent quarters. This reduction in core spending will likely be a key component of generating meaningful operating profit in future reporting periods.

During the third quarter, we recorded about $1.9 million in bad debt expense, and this represented just under 5% of applicable retail revenue. This was in line with our expectations. So during the third quarter we reported a negative EBITDA of about $4.7 million.

The company recorded total capital expenditures of about $1.6 million during the third quarter. Of this figure, about $800,000 represented capitalized salary expenses related to software development activities, while the balance represented expenditures on hard assets. As of September 30, cash on hand was just under $5 million.

On the subject of liquidity, as of September 30 we had drawn $5 million of the $15 million under the recently announced stand by credit facility with the 1818 Fund. As well, we made significant progress on reducing accounts payable, which reduced our cash balance somewhat at the end of the quarter. During the 90-day period ended September 30, our total accounts payable balance declined by over $6 million.

On the subject of balance sheet issues, the company reported net property plant and equipment declined by about $6 million during the period.

Approximately $3 million of this decline was related to a transaction that occurred with some former members of Z-Tel management in September. These disposed assets were associated with discontinued operations that resulted from the new direction we adopted for our company in late-August.

Turning to the fourth quarter, our fundamental objective has been for the past couple of months, and will continue to be, achieving and sustaining operating profitability in combination with meaningful revenue growth, particularly on the retail side of our business.

In order to achieve these basic objectives, it has been necessary for us to pursue a plan that involved rationalizing our cost structure and addressing deficiencies within our operating model. Foremost among the operating items that we have so far implemented, was a workforce reduction put into place on September 1. This action involved the elimination of about 150 positions that were, for the most part, dedicated at the time to software development and enhanced services development activities.

This workforce reduction was decided upon due to the shift in policy that we made mid to late August. At that time, we determined that we should effectively cease to be in the software development business, and that we fully commit to the voice and data telephony business. As part of this decision, we fully committed to focusing on and allocating our resources to retail line and revenue growth. And this necessarily involved a rationalization of the company’s corporate or unassigned cost structure.

A fundamental assumption underlying this decision was that a larger subscriber base and a growing revenue stream, coupled with a reduced fixed cost structure, would materially change the company’s ability to generate positive operating cash flow, and would further enhance our company’s ability to fund a facilities-based growth plan over the next couple of years.

Concurrent to the company’s change in operating focus, and the actions that were associated with that change, we also made the determination to make a serious effort at recapitalizing the company’s balance sheet.

A fundamental assumption underlying this decision was that a simplified capital structure, which resulted in little or no preferred stock outstanding on a pro forma basis, coupled with the positive cash flows that we anticipated would materialize in a relatively short period of time, would make our company more financeable into 2005. We view this as important due to our planned facility investments within certain markets in 2005 and into 2006.

To date, we’re quite pleased with our progress on the key component of this recap plan, which is the conversion of the preferred stock into common stock, as we had over 80% of the Series D and over 90% of the Series G tendered at the end of October, while 100% of the Series E has tendered. We hope to bring this recap initiative to a successful conclusion by the end of November, and currently have no reason to expect that it will not do so.

So we find ourselves in mid-November with the following conditions. We’ve already experienced a positive operating cash flow month in September, giving effect to the workforce reduction charge and normalizing other accounting entries. We also generated a positive operating cash flow in the month of October.

We have grown bundle lines and service over the past month, for the first time since early to mid June, 2003.

And we have made very significant progress on our recapitalization initiative.

These collective achievements are the basis for the optimism that we have internally about the remainder of 2004 and for next year.

We’ve also begun to make significant progress in the deployments of our (op-ease telephony) and facilities based network rollouts. We’ve deployed our first broadband loop concentrators in Tampa, which will allow us to migrate customers onto a Z-Tel operated network, while still providing traditional TDM-based dial tone and the opportunity to up sell Z-Tel provided DSL to our existing and new customers.

We currently have our first test hot cuts underway in Tampa using (NEL) loops. We are also in the process of staging our second soft switch and (next round of) broadband loop concentrators in New York City, and intend on having our network there live by the first week of January 2005.

On the business side, we continue to see significant success in our initial (op-ease) telephony deployments in Tampa and Atlanta. In Tampa, we have also begun servicing small business and (SoHo) customers using native DSL as the access method, allowing us to economically reach business customers with between two and six lines.

We are expanding into three new southeastern markets, adding sales teams in Orlando, Miami, Ft. Lauderdale and Nashville, as well as adding two new sales teams in New York City to complement our switch deployment there, bringing us to a total of seven business sales teams. The management for these teams is already in place, and we expect to have them fully staffed by December.

Briefly on the matter of the NASDAQ delisting, we had a hearing with a NASDAQ listing panel at the end of September on this matter. At that time, we presented to the panel a summary of our recapitalization plan. We expressed a high degree of confidence in our ability to succeed with the recap effort, and demonstrated we’ve had a substantial or complete conversion of preferred stock in the common shares coupled with a reverse stock split that we could satisfy both the minimum market value test and the minimum bid price test within a reasonable time frame.

Subsequent to the hearing with NASDAQ, they did notify us on November 4 that we were being granted additional time to allow for the completion of our recapitalization, and given our progress to date, we currently have a high degree of confidence that we will be successful not only in the recap but also with respect to addressing the delisting issue in a successful manner.

And given the results that we are already experiencing, we would like to offer some guidance for the fourth quarter.

We anticipate reporting between $55 and $57 million of total revenue for the fourth quarter, and at least $2.5 million of positive EBITDA for the period. We expect that our consumer line count will exceed 175,000 at year end, and at December 31 our total retail (UNP) line count will total in excess of 225,000 lines.

We expect total lines under management to top a half million, and our payables balance should continue to decline and our reported cash balance at year end should be at least $5 million, assuming no additional draw down on our stand by credit facility.

This concludes my prepared remarks for today. (Frank Grillo), our Chief Operating Officer, has also joined me this afternoon, and now we’d like to open up this afternoon’s call for any questions.

Operator:	The question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

We will proceed in the order that you’ve signaled us, and we’ll take as many questions as time permits. Once again, please press star 1 on your touchtone telephone to ask a question.

And we’ll pause for a moment to assemble our roster.

And at this time we have no questions in our queue. Just a reminder to everyone, it is star 1 for questions.

And it appears we have no questions. Mr. Davis, I’ll turn the conference back over to you for closing remarks.

Trey Davis:	Thank you very much for your interest, and we look forward to next quarter’s call.

Operator:	That does conclude today’s conference call. You may disconnect at this time. We do appreciate your participation.

END